Exhibit 99.1

[ESRT Letterhead]

December 27, 2013

To: Investors from Entities Which Have Been Consolidated into Empire State Realty Trust, Inc. (“ESRT”)

You are receiving this letter because you are a former investor in an entity supervised by Malkin Holdings LLC.

Following the process set forth in our filings with the Securities and Exchange Commission (the “SEC”) and approved by a supermajority of investors, on October 7, 2013 Malkin Holdings was consolidated into a subsidiary of ESRT, a REIT listed on the New York Stock Exchange, and your prior interests were transferred into ownership of Class A stock, Class B stock and/or operating partnership units (collectively, “securities”), as applicable, in ESRT or Empire State Realty OP, L.P. (collectively, the “Company”). Your individual holdings were detailed in an October 30, 2013 letter to each investor from ESRT, the parent of the successor supervisor, which is also sending this letter as such successor.

In accord with the Company’s public announcement on December 5, 2013, ESRT’s Board of Directors declared a cash dividend of $0.0795 per share for the fourth quarter 2013. This $0.0795 per share dividend for a partial quarter is based on $0.085 per share for a full quarter, pro rated to reflect the 86 days which elapsed during the quarter after the October 7, 2013 completion of the Company’s formation transactions and initial public offering.

This dividend is payable on December 30, 2013 to the Company’s stockholders and unitholders of record as of December 16, 2013. You are receiving your dividend by check to your last address of record at Malkin Holdings, unless you have made direct deposit arrangements with the transfer agent for the Company’s securities, American Stock Transfer & Trust Company (“AST”). If you have not yet made such arrangements and now wish to do so, you may contact AST at 800-937-5449.

This is the only letter you will receive with regard to the new distribution process. Hereafter, distributions in respect of your ESRT securities are expected to be made quarterly, subject to approval by ESRT’s Board of Directors.

Should you have any question at any time regarding the Company, we invite you to visit its website at EmpireStateRealtyTrust.com, which includes information about the Company, as well as direction for contacting its investor relations agent at 212-850-2678 or IR@EmpireStateRealtyTrust.com.

We are pleased to have been able to conclude successfully the formation of the Company. Remember, you can check on the value of your securities (assuming one-for-one exchange into Class A shares on the terms of our SEC filings) by checking the trading price of Class A shares of ESRT (NYSE: ESRT).

Sincerely,

/s/ Anthony E. Malkin
Anthony E. Malkin
Chairman, CEO and President